As filed with the Securities and Exchange Commission on September 21, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EHAVE, INC

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18851 NE 29th Ave., Suite 700

Aventura, FL 33180

(Address of Principal Executive Offices)

Amended 2020 Ehave Inc. Equity Incentive Plan

(Full title of plan)

JONATHAN D. LEINWAND, P.A.

18851 NE 29th Avenue, Suite 1011

Aventura, Florida 33180

Tel.: 954-903-7856

Fax: 954-252-4265

jonathan@jdlpa.com

(Name and address of agent for service)

Copies to:

JONATHAN D. LEINWAND, P.A.

18851 NE 29th Avenue, Suite 1011

Aventura, Florida 33180

Tel.: 954-903-7856

Fax: 954-252-4265

jonathan@jdlpa.com

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[ ]
Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [X]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(2)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common shares issuable under the Ehave Inc. Equity Incentive Plan, no par value(1)	10,000,000	$.125	(3)	$1,250,000	$162.25

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of shares that may be offered or issued for Employees, Officers and Consultants and by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Also includes 1,000,000 shares issuable upon exercise of options under the 2020 Ehave Inc. Equity Incentive Plan for Employees, Officers and Consultants as of the date of this Registration Statement.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee. Such estimate has been computed in accordance with Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act, based upon the closing price of the shares as reported by OTC Markets on August 7, 2020.

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering 10,000,000 common shares (the “Common Shares”) of Ehave Inc. (the “Registrant” or “Company”) issuable under the Registrant’s Amended 2020 Equity Incentive Plan, (the “Equity Plan”), 1,000,000 of which are issuable upon exercise of options granted or to be granted thereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

(a)	The Registrant’s latest annual report on Form 20-F for the year ended December 31, 2019 filed with the SEC on June 12, 2020 (File No. 20960580) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the amendment thereto filed on July 7, 2020 (File No. 201015835);

(b)	The Company’s Form 6-K Reports of Foreign Issuer filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act, through the date hereof; and

(c)	Any document filed by the Company with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this registration statement which indicates that all shares registered hereunder have been sold or that deregisters all such shares then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES.

Reference is made to the Company’s Form 20-F for the fiscal year ended December 31, 2019 filed with the SEC on June 12, 2020, as amended on July 7, 2020.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

None

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s Articles of Incorporation and by-laws provide the right to indemnify of our officers and directors, former directors and officers, and persons who act at our request as a director or officer of which we are a shareholder or creditor, to the fullest extent permitted by the Canada Business Corporations Act (Ontario) (“OBCA”), as follows:

Under the OBCA, we may indemnify our current or former directors or officers or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity. However, indemnification is prohibited under the OBCA unless the individual:

●	acted honestly and in good faith with a view to our best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

●	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Our By-laws require us to indemnify each of our current or former directors or officers and each individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including, without limitation, an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, or other proceeding in which the individual is involved because of his or her association with us or another entity.

Our By-laws authorize us to purchase and maintain insurance for the benefit of each of our current or former directors or officers and each person who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

See the Exhibit Index.

ITEM 9.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on September 21, 2020.

EHAVE, INC.

By:	/s/ Ben Kaplan
Name:	Ben Kaplan
Title:	Chief Executive Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ben Kaplan	President, Chief Executive Officer and Director	September 21, 2020
Ben Kaplan	(Principal Executive Officer/ Principal Financial Officer)

/s/ Binyomin Posen	Director	September 21, 2020
Binyomin Posen

/s/ Zeke Kaplan	Director	September 21, 2020
Zeke Kaplan

EXHIBITS INDEX

Exhibit Number	Description
4.1	Amended Ehave Inc. 2020 Equity Incentive Plan
5.1	Opinion of Nox Law
23.1	Consent of Turner, Stone & Company
23.2	Consent of Nox Law (incorporated by reference to Exhibit 5.1)